United States securities and exchange commission logo





             April 27, 2022

       Paula Brown Stafford
       Chairman, President and Chief Executive Officer
       Novan, Inc.
       4020 Stirrup Creek Drive, Suite 110
       Durham, North Carolina 27703

                                                        Re: Novan, Inc.
                                                            Proxy Statement on
Form DEF14A
                                                            Filed April 27,
2022
                                                            File No. 001-37880

       Dear Ms. Stafford:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




             Sincerely,


             Division of Corporation Finance

             Office of Life Sciences
       cc:                                              James Jolley, Esq.